Exhibit (2)(b)

                           State Street Growth Trust

                         Amendment No. 1 to the By-Laws


         The first sentence of Section 3.6 of Article III of the By-Laws of the State Street Growth Trust is hereby amended to read as follows:

         "Unless otherwise determined by the Trustees, the President shall be the Chief Executive Officer of the Trust."






Effective as of:                              /s/ Constantine Hutchins, Jr.
September 30, 1992                                -----------------------------
                                                  Constantine Hutchins, Jr.
                                                  Secretary